Exhibit 10.11

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”), dated August 17th, 2020 (the “Effective Date”), is between Nuvo Group Ltd., a company organized under the laws of the State of Israel, with an address at Yigal Alon 94, Alon Tower 1, Tel Aviv 6789155 Israel (the “Company” or “Nuvo”), and Stephen Klasko, M.D., an individual, with a mailing address at 512 South 3rd Street, Apartment D, Philadelphia, PA 19147 (the “Advisor”).

WHEREAS, the Company has developed a proprietary prenatal monitoring system, comprised of (i) a wearable band, (ii) apps for both patient and provider use, respectively, and (iii) a proprietary processing engine (collectively, the “Invu System”);

WHEREAS, the Company seeks to supply and make available the Invu System to health systems, insurance companies, hospital groups and other prospective customers that wish to deploy the Invu System within its patient/insured base (collectively, the “Business”);

WHEREAS, the Advisor currently serves as the President and Chief Executive Officer of Thomas Jefferson University and Jefferson Health (the “Hospital”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Advisor possesses the requisite experience, expertise and industry relationships that will aid the Company in achieving the growth and strategic objectives that have heretofore been communicated to Advisor, and Advisor has confirmed the foregoing;

WHEREAS, the Board has further determined that it is in the best interest of the Company to enter into this Agreement with the Advisor and to compensate the Advisor for his Services (as defined below) in accordance with the provisions contained hereunder; and

WHEREAS, concurrent with Advisor’s execution of this Agreement, Advisor will assume a director position on the Company’s Board, and will execute the Company’s standard director agreement and undertaking (collectively, the “Director Agreement”) in the form attached to Schedule 1 attached hereto.

NOW, THEREFORE, in consideration of the equity Grant (as defined below) contained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Advisor hereby agree as follows:

1. Duties. During the Term (as defined below) of this Agreement, the Advisor hereby agrees to serve the Company as an advisor in the role of Special Advisor to the Chief Executive Officer, to perform the Services and to make himself available from time to time in person or by telephonic or electronic communication to assist the Company and its advisors in the conduct of the Business. The Advisor shall devote sufficient time and effort to the performance of the Services. Without limiting the generality of the foregoing, the Advisor agrees to the following:

a. The Advisor will carry out the services set forth in Exhibit A attached hereto, and any other related advisory services as reasonably requested by the Company’s chief executive officer (“CEO”) and/or the Board from time to time during the Term (collectively, the “Services”). To render the Services in a professional manner, the Advisor acknowledges that he will dedicate a minimum of twenty (20) hours per month (the “Hours”) to such Services, all of which to be coordinated between the parties. In addition, promptly following the consummation of this Agreement by the parties, the parties shall mutually establish a time entry reporting method/system which the Advisor will utilize to document the Hours that he renders/dedicates each month to the Company, as well as a means of tracking the Advisor’s assigned objectives, completed tasks and accomplishments on behalf of the Company.

b. The Advisor shall directly report to the CEO, though the Company’s Board shall also have direct access to the Advisor.

c. Subject to the Advisor’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), the Company may issue a press release and/or other marketing materials that reference the engagement contemplated hereunder as well as the Advisor’s relationship with the Company.

2. Compensation. In full consideration for the Services and the covenants and obligations of the Advisor set forth herein, the Company shall grant the Advisor (the “Grant”) the equity set forth in Exhibit B attached hereto (the “Equity”). The Grant shall be subject to certain repurchase rights and restrictions on transfer under applicable law and as set forth in any Company incentive plans, related option or purchase agreements between the parties and the Company’s organizational documents, as such may be amended from time to time.

3. Expenses. The Company shall reimburse the Advisor for all reasonable and necessary expenses, which have been preapproved by the Company and subsequently paid or incurred by the Advisor in connection with the performance of the Services. The Advisor acknowledges and agrees that the Company shall not be required to reimburse the Advisor for any expenses paid or incurred by the Advisor without the prior written consent of the Company.

4. Term and Termination; Resignation. The term of this Agreement shall commence on the Effective Date and continue for four (4) years thereafter (the “Initial Term”), and thereafter automatically renew for one-year periods (unless earlier terminated pursuant to the terms hereof, the Initial Term and any auto-renewals, collectively, the “Term”).

5. Termination; Effect of Termination.

a. This Agreement may be terminated by the Company:

I. upon the Advisor’s: (i) commission of fraud, embezzlement, gross negligence, malfeasance, an act or acts constituting a felony under the laws of the United States or any state thereof, or a willful or negligent act or omission which results in an assessment of a civil or criminal penalty against the Advisor or the Company or its affiliates; (ii) willful or continued failure to substantially perform the Advisor’s duties hereunder (other than any such failure resulting from the Advisor’s incapacity due to physical or mental illness); or (iii) violation of the terms of this Agreement (the foregoing (i) through (iii), for “Cause”). Prior to any termination for Cause excluding the basis described under (i) hereof, all reasonable efforts shall be made by the parties to resolve their differences and identify areas of mutual improvement through a thirty (30) day corrective action plan;

II. in the event the Advisor fails to carry out the Services (i.e., including, without limitation, his time obligations as set forth in Section 1(a) hereof) over the course of two (2) consecutive months or on four (4) or more monthly occasions during any twelve (12)-month period for any reason related to Advisor’s health and well-being;

III. at the end of the third (3rd) year of the Initial Term if none of the following conditions (the “3rd Year Milestones”) have been achieved by the Company through such date: (i) a financing consummated by the Company based on a FMV (as defined in Exhibit B hereto) of at least $350,000,000, (ii) the Company having generated annual gross revenues of at least Twenty Million (US$20,000,000.00) dollars, or (iii) the Company having achieved a valuation of at least Three Hundred Fifty Million (US$350,000,000.00) dollars, as determined by an independent 3rd third-party valuation firm that is mutually approved by the parties in writing.

b. Upon termination of this Agreement pursuant to Section 5(a), for Cause or under Section 5(c), all unvested Equity shall be immediately and automatically forfeited on the effective date of termination.

c. Upon termination of this Agreement, or at such earlier date as the Company may request, the Advisor shall deliver forthwith to the Company all such programs, files, memoranda, notes, records, reports and other documents (including all copies thereof) of the Company which are then in the Advisor’s possession or control, together with any other property of the Company then in the Advisor’s possession or control.

6. Status of the Advisor. The Advisor’s relationship to the Company pursuant to this Agreement is that of an independent contractor, and nothing in this Agreement will be deemed to establish any other relationship between the Advisor and the Company, such as employer-employee, principal-agent, partners or joint ventures. The Company shall have no control over the means or manner of performance by the Advisor of his obligations under this Agreement. Unless expressly authorized in writing by the Company, the Advisor shall not be entitled to any compensation or other payments other than the consideration set forth in Section 2 hereunder. Both parties acknowledge that the Advisor is not an employee of the Company for state or federal tax purposes, that the Company shall not pay or withhold taxes on behalf of the Advisor, and the Advisor shall not be entitled to receive from the Company any salary, wages or vacation pay or other benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. The Advisor shall be responsible for any insurance coverage related to the Advisor’s performance of the services. If, for any reason, it is determined by any federal, state or local authority that the Advisor should have been classified differently than as the parties have agreed, the Advisor shall be solely responsible for the payment of any and all taxes, penalties, damages, fines, interest and losses which may be levied against either the Advisor or the Company by any governmental entity. Advisor shall also be responsible for all taxes associated with the Grant.

7. Representations and Warranties. The Advisor hereby represents and warrants to the Company that: (i) none of the Services will conflict with his covenants, restrictions, or obligations to the Hospital; (ii) other than with respect to the prohibitions under Section 8(a), he retains the right to perform services for others during the Term of this Agreement; (iii) Advisor is a resident of the United States for tax purposes, and as such he files tax returns and pays taxes in the United States; and (iv) Advisor will render the Services in the United States.

8. Confidentiality. The Advisor recognizes and acknowledges that Confidential Information (as defined below) is a valuable asset of the Company to be kept confidential and secret, and therefore agrees to keep confidential and not disclose or use, except in connection with the fulfillment of the Services for the Company under this Agreement, any Confidential Information of the Company. During and after his engagement by Company, the Advisor shall: (i) not, directly or indirectly, disclose Confidential Information to any third party unless such disclosure or use is consented to in writing by an officer of Company or authorized hereunder; and (ii) only use Confidential Information within the scope of the provision of Services to the Company and, if applicable, within the bounds of consent set forth in writing by the officer of Company. At the request of the Company, the Advisor shall promptly deliver to the Company all records, files, data, memoranda, notes, plans, computer programs, documentation, reports and other materials (and all copies or reproductions thereof) embodying Confidential Information, whether in hard copy or electronic form, in the possession of the Advisor. Notwithstanding the foregoing, if the Advisor is compelled by a court or administrative order to communicate or divulge any Confidential Information, the Advisor may do so only to the extent legally required and must promptly notify the Company of such order and cooperate fully with the Company to protect such information under this Agreement, including giving immediate notice so the Company, at its discretion, can seek a protective order. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant the Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information to the extent necessary in connection with the Services for the benefit of the Company. For purposes of this Agreement, “Confidential Information” means (x) all information owned or possessed by the Company, including, by way of illustration and not limitation, trade secrets, information, inventions, know-how, data, discoveries, technologies, Intellectual Property (as defined below), customer information, supplier information, pricing, business plans, employee and contractor information or materials not generally available to the public from sources outside of the Company, in any manner relating to the Business or other activities of the Company, (y) all information belonging to, controlled or possessed by Company, and (z) any similar information, data or materials of third parties that the Company or the Advisor has a duty to keep confidential. Confidential Information does not include information that (1) was in the public domain at the time it was disclosed to Advisor; (2) entered the public domain subsequent to the time it was disclosed to Advisor, as a result of disclosure by a third party not in breach of any agreement or duty of confidentiality with respect to such information; or (3) was developed by the Advisor without use of or reference to any Confidential Information. Advisor agrees that monetary damages would be inadequate to compensate the other for breach of any provision of this Section 8, that any such breach or threatened breach will cause irreparable injury, and that, in addition to any other remedies available at law or in equity, Company will be entitled to injunctive relief against the threatened breach or the continuation of any such breach, without the necessity of proving actual damages.

9. Assignment of Intellectual Property.

a. All right, title and interest (including all Intellectual Property rights of any sort throughout the world) relating to any and all Deliverables (as defined below) shall be the exclusive property of the Company and the Advisor hereby irrevocably assigns to the Company or its designee any and all right, title and/or interest (including all Intellectual Property (as defined herein) rights of any sort throughout the world) in and to any Deliverables that the Advisor has or may in the future acquire with respect to any Deliverables rendered by the Advisor in connection with or arising from the Services described in this Agreement. To the fullest extent allowable under applicable law all Deliverables shall constitute a “work made for hire” as such term is defined in 17 U.S.C. Section 101 (or equivalent laws or principles elsewhere in the world), made solely for the benefit of Company. In the event that any right, title or interest to any Deliverables, or part thereof, may not, by operation of law, vest in Company or is determined not to be a “work made for hire” for any reason, then Contractor hereby irrevocably conveys, transfers and assigns to Company all right, title and interest, throughout the world and without further consideration, as set forth in this Section 9. As may be requested by the Company from time to time with respect to any Deliverables, the Advisor agrees to cooperate fully in the prosecution of any patent application relating to any such Deliverables, at the expense of the Company, which cooperation shall include executing any necessary documents in connection therewith, and the Advisor shall take all other steps reasonably necessary to enable the Company to obtain, perfect, sustain, and enforce its ownership interest in any Deliverables in accordance with this Section 9 and to obtain and maintain patents, copyrights and other Intellectual Property rights for such Deliverables throughout the world, and the Advisor shall not request nor receive any additional compensation in connection with such cooperation. Advisor’s obligation to assist the Company shall continue beyond the termination of Advisor’s relationship with the Company. The Advisor shall promptly disclose all Deliverables to the Company.

b. For purposes of this Agreement, the following terms shall have the following meanings:

i. “Deliverables” means all work product created by Advisor, whether individually or with any other person, during the provisioning of Services by Advisor for the benefit of the Company.

ii. “Intellectual Property” means any intellectual and industrial property rights including, but not limited to, all rights in patents, utility models, semi-conductor topography rights; copyrights, mask works, authors’ rights, registered and unregistered trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

10. Restrictive Covenants. Subject to matters and activities approved by the CEO in writing, the Advisor covenants and agrees that the Advisor shall not, during the Term: (a) provide services substantially similar to the Services to any Competitor anywhere in the world; and (b) and for six (6) months thereafter, own a majority interest in, operate, control, or serve as an executive of any Competitor; provided, the foregoing covenant will not be deemed breached as a result of Consultant’s ownership of less than an aggregate of five percent (5%) of any class of securities of any entity if such class of securities is listed on a national securities exchange or is quoted on the National Market System of NASDAQ. For purposes of this Company, a “Competitor” shall refer to a corporation, partnership, proprietorship, firm, association, or other entity that primarily engages in any business that, directly or indirectly, develops, leases, licenses and/or commercializes prenatal monitoring devices, solutions and services in any jurisdiction or territory anywhere in the world.

11. Indemnification. During the Term and thereafter, the Advisor agrees to defend, indemnify, and hold the Company harmless to the maximum extent permitted by law, from any and all liabilities, losses, costs, damages, penalties and any other expenses including attorney’s fees arising directly or indirectly from the grossly negligent, reckless, malicious or fraudulent acts or omissions on the part of the Advisor (“Bad Acts”) in providing, or otherwise relating to or arising from, the Services. The Company shall not be liable to the Advisor or to any third party for any Bad Acts occurring during the Term.

12. Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and addressed to the recipient at the address set forth in the preamble hereto, or such other address as the recipient may provide from time to time. Any notice given in connection with this Agreement shall be given in writing and shall be sent by one party to the other party in person, by email or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of a fax or email, or immediately upon delivery in person or explicit acknowledgement of receipt.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard for any conflict of law principles that would require the application of the laws of a jurisdiction other than the State of New Jersey.

14. Arbitration. Except as provided at the end of this Section, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules. If the Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the Company and the Executive from a list of three (3) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or his opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to this Section shall be instituted and litigated only in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

15. Assignment. No party hereto may assign this Agreement without the prior written consent of the other party except that the Company may assign this Agreement by conversion into another type of business organization, or to any other successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Business and/or assets. This Agreement shall inure to the benefit of and be enforceable by successors.

16. Miscellaneous. The parties hereto agree that this Agreement shall be modified only by a written agreement signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. Any waiver of any breach of this Agreement shall not constitute a continuing waiver or consent to any subsequent breach on the part of either party. The provisions of this Agreement shall be severable, and if any provision of this Agreement is held to be invalid or unenforceable, it shall be construed to have the broadest interpretation that would render it valid and enforceable. The parties hereto acknowledge and agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes any and all prior understandings between them, written or oral, with respect to such subject matter, including any agreements between the Advisor and the Company. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties hereto. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, each party to this Agreement has either caused this Agreement to be executed on its behalf by a duly authorized representative, or signed this Agreement, as of the Effective Date set forth above.

NUVO GROUP LTD.		ADVISOR

By:	/s/ Oren Oz	By:	/s/ Stephen Klasko
Name:	Oren Oz	Name:	Stephen Klasko, M.D.
Title:	Chief Executive Officer

EXHIBIT A
SCOPE OF SERVICES

●	Collaborate with Company-driven marketing initiatives (e.g., collaborate on workshops, deliver presentations, assist with branding/marketing materials, etc.).

●	Undertake strategic investor / commercial partner introductions.

●	Assist with Company’s financing activities (i.e., meeting with investors, assisting with due diligence, support investment negotiations, etc.).

●	Engage in and assist with investor relations.

●	Accompany CEO, Directors and other Company executives to strategic networking meetings/conferences.

●	Assist senior management with internal growth strategy, particularly for the U.S. market.

●	Participate in recruitment (Management, board of advisors, etc.)

●	Participate in:

○	monthly CEO-led strategy meetings

○	quarterly full-day sessions

○	one (1) annual 2-day offsite meeting

EXHIBIT B – EQUITY CONSIDERATION

Advisor shall receive equity resulting from increases in the Company’s Fair Market Value (“FMV”) during the Term, based on the following vesting schedule:

(i)	Up to $2,250,000.00 of NUVO equity which shall vest as follows: $750,000 of NUVO equity for every $100 million increase in NUVO’s FMV up to $500 million (assuming a baseline value on the contract start date of $200 million);

(ii)	$750,000 of NUVO equity for each $100 million increase of NUVO’s FMV between $500 million and $1 billion;

(iii)	$500,000 of NUVO equity for each $100 million increase of NUVO’s FMV between $1 billion and $2 billion; and

(iv)	$250,000 of NUVO equity for each $100 million increase of NUVO’s FMV of over $2 billion.

Notes:

A.	Fair Market Value or FMV shall be determined based on the price per share that an independent third party pays to NUVO for the subscription / purchase of ordinary shares of NUVO upon the occurrence of a Valuation Event (as defined below). For purposes of this Exhibit, an independent third party refers to a party that (i) owns less than ten (10%) percent of Nuvo’s ordinary shares on a fully diluted basis, and/or (ii) is not represented by a director serving on the Nuvo board of directors (the “Board”).

B.	A FMV calculation shall be deemed valid for purposes of this Exhibit if, in the case of an equity financing (aside from an initial public offering), for a period of six (6) months following such equity financing transaction (the “FMV Review Period”), the FMV of NUVO either remains unchanged or is higher (i.e., under a subsequent equity financing transaction concluded by NUVO). If, however, the FMV established for computing Advisor’s remuneration, should decrease during the applicable FMV Review Period, the Advisor’s equity shall be proportionately reduced pro rata based on the FMV decrease (or, if applicable, be revoked in its entirety if the lower FMV shall fall below the first benchmark provided above).

C.	The exercise/strike price for the options granted to the Advisor throughout the term based on the formula set forth in this Exhibit B shall equal $10.75/share.

D.	As soon as practicable following the Effective Date of this Agreement, the Company will pursue the Board’s approval of an express cashless exercise right within the Company’s 2015 Share Incentive Plan based on a customary cashless exercise methodology elected by the Board.

E.	The equity granted to the Advisor under this Agreement shall be reduced by the remuneration (excluding reimbursement for expenses) provided to Advisor under the Director Agreement on a dollar-for-dollar basis. By way of illustration, if by the time the first equity award under this Exhibit is granted to Advisor, Advisor has already received remuneration under his Board Agreement that equals, between both the cash payments and equity granted thereunder (and valued based upon a FMV at the time of grant), the sum of USD$50,000, such sum shall be subtracted from the applicable NUVO equity that NUVO will grant to Advisor.

F.	Unless agreed otherwise by the parties in writing, the events giving rise to a calculation of the FMV for purposes of calculating grants to Advisor shall only consist of (each, a “Valuation Event”): (i) equity financings in which NUVO’s equity is purchased by independent third party investors; (ii) initial public offering (excluding a reverse merger, cold listing or the like); or (iii) sale of the Company. For purposes of calculating the equity granted to the Advisor, the parties will use the price per share in the applicable Valuation Event triggering the respective portion of the Grant.

SCHEDULE 1

-BOARD AGREEMENT-

BOARD AGREEMENT

August 17th, 2020

Dr. Stephen Klasko, M.D.
512 South 3rd Street
Apartment D
Philadelphia, PA 19147

Re:	Appointment to the Board of Directors of Nuvo Group Ltd.

Dear Stephen,

On behalf of Nuvo Group Ltd. (the “Company”), I am pleased to extend an offer for your appointment to the Company’s Board of Directors (the “Board”). This letter agreement (this “Agreement”) sets forth the terms and conditions of your appointment as a member of the Board (“Board Member”), which in all cases shall also be subject to the terms and conditions of the Articles of Association of Company (as the same shall be amended or replaced from time to time, the “Articles”).

1.	Appointment

1.1 Upon the date of your acceptance of this Agreement (the “Effective Date”), and subject to the approvals required under the Articles, you will be appointed as a Board Member, specifically as an Independent Director (as defined in the Articles). This appointment is due to your knowledge, experience and business relationships that are relevant to Company and its business (the “Business”). In your service as a Board Member, you shall endeavor to contribute to the furtherance of the Business on the basis of your knowledge, experience and business relationships.

1.2 You shall be expected to participate in meetings of the Board, as such may be called from time to time, in accordance with the Articles, and Company shall also consult with you from time to time, at reasonable and/or mutually agreeable times. As a basic part of this Agreement, you shall be expected to participate in at least one (1) Board subcommittee. In addition, you hereby agree that Company may publicly mention your services as a Board Member, including without limitation on Company’s website and other publicity and professional materials, without obtaining your prior approval, and for no consideration beyond that set forth in Section 2.

1.3 You hereby represent and warrant that (a) neither your appointment as a Board Member, nor the provision of advice by you to Company pursuant hereto or compliance by you with the terms and provisions hereof, will conflict with, or result in a breach or violation of any (i) applicable laws; and (ii) of the terms, conditions or provisions of any agreement, contract or commitment to which you are a party or to which you are subject, including, without limitation, any employment or consulting agreement; and (b) you are not bound by any arrangement that would impose a limitation, restriction or prohibition on your service as a Board Member, and that no third party’s consent, if any, is required to be obtained for that purpose.

1.4 The term of your service as a Board Member shall begin on the Effective Date until terminated pursuant to this Section 1.4 or the Articles (the “Term”). You may resign from the Board, and your service on the Board may be terminated, immediately upon written notice by either party hereto.

1.5 You agree, that as a condition to your engagement by Company, you shall execute and enter into the Undertaking attached hereto as Exhibit A (the “Undertaking”).

2.	Compensation

2.1 In consideration for your service (i) as a Board Member and (ii) related to your participation on any subcommittee(s) of the Board in excess of the required one (1) minimum subcommittee, Company shall grant you the option to purchase 33,014 Shares (the “Grant”). In all cases, the Grant shall be subject to (i) Board approval (in a vote in which you shall not participate) and the shareholders of Company (the “Shareholders”); (ii) the terms and conditions of Company’s 2015 Share Incentive Plan (as may be amended or replaced from time to time, the “Plan”); (iii) an option agreement approved and adopted by Company (the “Option Agreement”); and (iv) any ancillary documents (including Irrevocable Proxy(s)) to be executed by you, at Company’s request. By executing and entering into this Agreement, you agree to take all actions and execute all documents required by Company to give effect to and enforce the Grant, including without limitation any proxy forms. For purposes of this Agreement, “Share(s)” means ordinary shares of Company, subject to any dilution.

2.2 The Grant shall vest over the course of four (4) years of continuous service on the Board from the date the Board approves the Grant (the “Grant Date”), as follows: twenty-five percent (25%) of the Grant shall vest and become exercisable on the first (1st) anniversary of the Grant Date, and the remainder of the Grant shall vest and become exercisable in equal 6.25% parts every three (3) months of continued services thereafter; provided, that at each such vesting point, (i) you still serve on the Board; and (ii) the Grant shall be exercisable only upon the payment of an exercise price (x) equal to $10.75/share, with respect to the Grant; and (y) with respect to any additional grant, which shall reflect the current fair market valuation of Company as of the Grant Date. Notwithstanding the foregoing, in the event of an Exit Event, upon which your appointment to the Board shall be automatically terminated, the vesting of any unvested Options which would have vested during the subsequent two (2), three (3)-month periods, shall accelerate to be exercisable upon the closing of such Exit Event. For purposes of this Agreement, “Exit Event” means a: (i) sale of all or substantially all of Company’s assets or Company’s issued and outstanding share capital; or (ii) a merger of Company in which the Shareholders immediately prior thereto do not hold a majority of the share capital of the surviving entity; provided, however, that a bona fide equity financing of Company shall not constitute an Exit Event.

2.3 In any event in which you cease to serve on the Board for any reason, all unvested Shares under the Grant shall expire and the Shares then vested shall be exercisable in accordance with the terms of this Agreement, the Plan and your Option Agreement(s). Any tax liability relating to the Grant, including, without limitation, the grant, exercise or sale of shares issued upon exercise thereof, shall be borne solely by you. Company shall be entitled to withhold from any consideration or payments made hereunder any amounts, as may be required from time to time under applicable law.

2.4 The Company reserves the right to modify the compensation granted to you pursuant to this Section 2 in the event the Company adopts a new compensation structure applicable to all, and not less than all, of the directors on the Company’s Board at such time. Such modifications will only affect the compensation to which you are entitled following such change (including, without limitation, unvested shares), but not the compensation theretofore provided to you (e.g., cash payments and vested Shares) by the Company.

2

3.	No Conflict of Interest

3.1 By entering into this Agreement, you acknowledge that in light of your position with Company and in view of your exposure to, and involvement in, Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Assets”), the provisions of this Section 3 are reasonable and necessary to legitimately protect the Company’s Assets, and are being undertaken by you as a condition to your engagement by Company. You confirm that you have carefully reviewed the provisions of this Section 3, fully understand the consequences thereof and have assessed the respective advantages and disadvantages to you of accepting this offer and, specifically, this Section 3. In light of the foregoing, you represent and agree that:

3.2 Your services to Company do not create a potential or actual conflict of interest with Company. In the course of and during your service as a Board Member and in performing the related services, you shall use your best effort to refrain from circumstances and actions that could cause you to have a potential or actual conflict of interest with other engagements (whether by employment, consultancy, research or any other contract, covenant or instrument of that nature) (the “Other Services”). In the course of and during your service as a Board Member and in performing the related services, you shall promptly disclose to Company any potential conflict of interests, which you may be facing in connection with your Other Services and/or as a result thereof, relating to the Business and/or technology, and of any Other Services entered into following the Effective Date which are reasonably likely to involve or require the use of any of the Company’s Assets, prior to such engagement.

4.	General

It is understood that you shall provide the services set forth herein to Company and serve as a Board Member as an independent contractor. Nothing in this Agreement shall be construed as creating an employment relationship between you and Company. This Agreement sets forth the terms of our offer to you and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by mutual written agreement of Company and you. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising under or in relation to this offer shall be resolved exclusively by the competent courts located in Tel-Aviv-Jaffa, Israel. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. You may not assign this Agreement or your rights or obligations herein, without the prior written consent of Company. Subject to the foregoing limitations, this Agreement shall be binding upon and to the benefit of each party’s successors and assigns. This Agreement may be executed in several counterparts (including by facsimile), all of which shall constitute one and the same instrument.

NEXT PAGE IS SIGNATURE PAGE

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We are honored and excited at the possibility of working together with you and we hope that you will find this offer acceptable and that you will join the Board.

Sincerely,

NUVO GROUP LTD.

By:	/s/ Oren Oz
Oren Oz, CEO

ACKNOWLEDGED, ACCEPTED AND AGREED AS OF THE DATE SET FORTH ABOVE:

By:	/s/ Stephen Klakso
Name:	Stephen Klakso, M.D.

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BOARD UNDERTAKING

This BOARD OF DIRECTORS UNDERTAKING (this “Undertaking”) is entered into as of August 17th, 2020 (the “Effective Date”), by Stephen Klasko, M.D., an individual with a mailing address of 512 South 3rd Street, Apartment D, Philadelphia, PA 19147 (“Consultant”).

WHEREAS, Consultant and Nuvo Group Ltd., a company formed under the laws of the State of Israel with a mailing address of 94 Yigal Alon St., Alon Tower I, 26th Floor, Tel Aviv, Israel 6789155 (together any of its direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns, “Company”) and Company entered into that certain binding Letter Agreement, dated as of the Effective Date (the “Agreement”), pursuant to which Company engaged Consultant to serve as a member of Company’s Board of Directors. Any capitalized but undefined terms used herein shall have the meaning set forth in the Agreement; and

WHEREAS, it is critical for Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Consultant, wishing to serve as a Board Member and pursuant to the terms of the Agreement, must execute and undertake the obligations of this Undertaking.

NOW, THEREFORE, Consultant hereby, undertakes, represents and warrants towards Company as follows:

1. Confidentiality.

1.1. As a Board Member, Consultant may access or be provided with Company’s Confidential Information. Consultant hereby acknowledges and agrees that Consultant’s engagement by Company and such access to Confidential Information creates a fiduciary relationship of confidence and trust between Company and Consultant which includes among other things, the Confidential Information. The Confidential Information and all rights, title and interest therein, shall be exclusive and sole property of Company. For the purposes of this Undertaking, “Confidential Information” shall mean (x) any and all information owned or possessed by Company, including, by way of illustration and not limitation, trade secrets, information, inventions, know-how, data, discoveries, technologies, Intellectual Property, customer information, supplier information, pricing, business plans, employee and contractor information or materials not generally available to the public from sources outside of the Company, in any manner relating to the Business or other activities of the Company, (y) all information belonging to, controlled or possessed by Company, and (z) any similar information, data or materials of other third parties which Company or Consultant has a duty, from time to time, to hold in confidence. For purposes of this Undertaking, “Intellectual Property” means any intellectual and industrial property rights including, but not limited to, all rights in patents, utility models, semi- conductor topography rights; copyrights, moral rights, mask works, authors’ rights, registered and unregistered trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

1.2. During the Term and thereafter, Consultant agrees (i) not to, without the prior written consent of Company, directly or indirectly disclose to any third party the Confidential Information; (ii) to use the Confidential Information solely for the fulfillment of Consultant’s duties as a Board Member; and (iii) upon Company’s written request, to promptly destroy or return any and all copies on any media containing Confidential Information in Consultant’s possession.

1.3. The prohibitions of Section 1.2 shall not apply to information that: (i) is in the public knowledge or has become public knowledge, (ii) was documented as being in Consultant’s possession prior to the Effective Date, or (iii) was independently developed by Consultant without use of the Confidential Information.

1.4. Consultant agrees that, during the Term and thereafter, Consultant will not induce or cause any other person or entity to, make negative statements or communications disparaging Company or its officers, directors, managers, shareholders, members, agents, business, practices or products, and Consultant understands that any such statements or communications of this nature shall be considered a violation of this Undertaking. Making truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) will not violate this obligation.

1.5. Consultant agrees that monetary damages would be inadequate to compensate the other for breach of any provision of this Section 1, that any such breach or threatened breach will cause irreparable injury, and that, in addition to any other remedies available at law or in equity, Company will be entitled to injunctive relief against the threatened breach or the continuation of any such breach, without the necessity of proving actual damages.

2. Unfair Competition and Solicitation. Consultant acknowledges that in light of Consultant’s position with Company and in view of Consultant’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, Intellectual Property) and technologies, as well as its goodwill and business plans (collectively, the “Company’s Assets”), the provisions of this Section 2 are reasonable and necessary to legitimately protect the Company’s Assets, and are being undertaken by Consultant as a condition to the engagement of Consultant by Company. Consultant confirms that Consultant has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Consultant of entering into this Undertaking and, specifically, this Section 2. In light of the above provisions, Consultant undertakes that during the Term and for a period of twelve (12) months thereafter, Consultant shall not, directly or indirectly: (i) Solicit, induce, or hire or retain as an employee, consultant or otherwise (including any attempts to take any of the foregoing action), as applicable in each case, any employee, consultant, service provider, agent, distributor, customer or supplier of Company to terminate or reduce the scope of such person’s engagement with Company; or (ii) engage, establish, open or in any manner whatsoever become involved, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Assets; provided, the foregoing covenant will not be deemed breached as a result of Consultant’s ownership of less than an aggregate of five percent (5%) of any class of securities of any entity if such class of securities is listed on a national securities exchange or is quoted on the National Market System of NASDAQ. Consultant confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the Business as conducted or contemplated to be conducted during the Term, is likely to require the use of all or a portion of the Company’s Assets.

3. Ownership of Inventions.

3.1. Consultant will promptly disclose to Company, all work product created by Consultant, either alone or jointly with others, during the provisioning of the services as described in the Agreement by Consultant for the benefit of the Company (collectively, the “Invention(s)”.

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3.2. Consultant agrees that all rights, title and interest (including all Intellectual Property rights of any sort throughout the world) relating to any and all Inventions rendered by Consultant in connection with or arising from his services under the Agreement shall be the sole and exclusive property of Company. Consultant hereby irrevocably and unconditionally assigns to Company or its designee any and all rights, title and interest (including all Intellectual Property rights of any sort throughout the world) in and to any and all Inventions that the Consultant has or may in the future acquire with respect to any Inventions rendered by the Consultant in connection with or arising from the services described in the Agreement. To the fullest extent allowable under applicable law all Inventions shall constitute a “work made for hire” as such term is defined in 17 U.S.C. Section 101 (or equivalent laws or principles elsewhere in the world), made solely for the benefit of Company.

3.3. During the Term and thereafter, as may be requested by the Company from time to time with respect to any Inventions, Consultant agrees to perform, any and all acts deemed reasonably necessary or desirable by Company to permit and assist it, at Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant. In the event that any right, title or interest to any Inventions, or part thereof, may not, by operation of law, vest in Company or is determined not to be a “work made for hire” for any reason, then Contractor hereby irrevocably conveys, transfers and assigns to Company all right, title and interest, throughout the world and without further consideration, as set forth in this Section 3.

3.4. Consultant shall not be entitled, with respect to any of the above, to any monetary consideration or any other consideration except as explicitly set forth in the Agreement. Without limitation of the foregoing, Consultant irrevocably confirms that the consideration explicitly set forth in this Undertaking is in lieu of any rights for compensation that may arise in connect ion with the Invention s under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by Company shall be null and void.

4. General.

4.1. Consultant represents and warrants to Company that the performance of all the terms of this Undertaking and Consultant’s duties as a Board Member does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Consultant acknowledges that Company is relying upon the truthfulness and accuracy of such representations in engaging Consultant.

4.2. Consultant acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Consultant’s engagement under the Agreement and reflect the reasonable requirements of Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3. Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Consultant, Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

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4.4. This Undertaking is governed by the laws of the State of Israel (excluding its conflict of law principles), and the competent courts/tribunals of Tel- Aviv shall have non-exclusive jurisdiction over any disputes arising hereunder.

4.5. If any provision of this Undertaking is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Undertaking and the remainder of this Undertaking shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Undertaking shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforce able to the fullest extent compatible with applicable law.

4.6. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the relationship between Company and Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Consultant’s obligations and liabilities under any applicable law.

4.7. This Undertaking constitutes the entire agreement between Consultant and Company with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.8. This Undertaking, the rights of Company hereunder, and the obligations of Consultant here under, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Company may assign any of its rights under this Undertaking. Consultant may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of Company.

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IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of the Effective Date.

By:	/s/ Stephen Klasko
Name:	Stephen Klasko, M.D.
Title:	In his individual capacity

Agreed and Acknowledged as of the Effective Date:

NUVO GROUP LTD.

By:	/s/ Oren Oz
Oren Oz, CEO

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